Exhibit 99.1

Media Contact: Charles Keller 612-678-7786 charles.r.keller@ampf.com Shareholder Contact: Gary Terpening 212-850-1533 gary.a.terpening@ampf.com
News Release
Seligman Premium Technology Growth Fund —
Wells Fargo Securities, LLC Exercises Purchase of
Additional 500,000 Shares of the Fund;
Total Raise-up Increases to $286 million
MINNEAPOLIS, MN — December 18, 2009 — Seligman Premium Technology Growth Fund, Inc. (NYSE: STK) (the Fund) announced today that Wells Fargo Securities, LLC, as representative for the Fund’s underwriters, has notified the Fund that it is exercising its right to purchase an additional 500,000 shares of the Fund’s common stock pursuant to the over-allotment option granted to the underwriters in connection with the Fund’s initial public offering. The closing of this transaction is scheduled to occur on December 23, 2009, subject to standard closing conditions. Upon the closing of this additional purchase of shares, the Fund’s total raise-up in its initial public offering will increase to $286 million, or 14.3 million shares.
Prior to this exercise by Wells Fargo Securities, LLC, the Fund had raised approximately $276 million in its initial public offering, which includes the exercise by Wells Fargo Securities, LLC under the over-allotment option of 700,000 shares on December 4, 2009.
The Fund’s investment manager is RiverSource Investments, LLC. The underwriting syndicate was led by Wells Fargo Securities, LLC, UBS Investment Bank and Ameriprise Financial Services, Inc.
Important Disclosures:

This press release shall not constitute an offer to sell these securities or the solicitation of an offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful under the securities laws of any such state.
Investors should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. The prospectus, which contains this and other information about the Fund, may be obtained by calling your financial professional or RiverSource at (800) 221-2450 or visiting www.seligman.com. Read the prospectus carefully before you invest or send money.
The Fund should only be considered as one element of a complete investment program. An investment in the Fund should be considered speculative. The Fund’s investment policy of investing in technology and technology-related companies and writing call options involves a high degree of risk.
There is no assurance that the Fund will meet its investment objectives or that distributions will be made. You could lose some or all of your investment. In addition, closed-end funds frequently trade at a discount to their net asset values, which may increase your risk of loss.
Below are certain particular risks relating to the Fund’s investment program. Please see the “Risks” section of the Fund’s prospectus for more complete information on the risks applicable to an investment in the Fund.
The market prices of technology and technology-related stocks tend to exhibit a greater degree of market risk and price volatility than other types of investments. These stocks may fall in and out of favor with investors rapidly, which may cause sudden selling and dramatically lower market prices. These stocks also may be affected adversely by changes in technology, consumer and business purchasing patterns, government regulation and/or obsolete products or services. Technology and technology-related companies are often smaller and less experienced companies and may be subject to greater risks than larger companies, such as limited product lines, markets and financial and managerial resources. These risks may be heightened for technology companies in foreign markets.

NOT FDIC INSURED · MAY LOSE VALUE · NO BANK GUARANTEE · NOT A
DEPOSIT · NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY
This press release was prepared by RiverSource Fund Distributors, Inc., Member FINRA. Seligman Premium Technology Growth Fund is managed by RiverSource Investments, LLC. RiverSource Investments is part of Ameriprise Financial, Inc. Seligman is an offering brand of RiverSource Investments.
© 2009 RiverSource Investments, LLC. All rights reserved.